Exhibit 10.11

James H Welch [Home address]

Robert F Booth

Virobay, Inc.

1360 Willow Road,

Suite 100,

Menlo Park, CA 94025

USA

June 13th, 2014

Re:	Employment with Virobay, Inc.

Dear Jim,

Virobay, Inc. (“Company” or the “Company”) is very pleased to offer you the position of Senior Vice President and Chief Financial Officer (CFO), on the following terms:

You will be responsible for the administrative, financial, and risk management operations of the company, including the development of a financial and operational strategy and the ongoing development and monitoring of control systems designed to preserve company assets. You will also be responsible for reporting accurate financial results internally and externally and managing staff and contractors in order to assure efficient execution of your duties. You will report to the Chief Executive Officer. You will work at our facility 1360 Willow Road, Menlo Park, CA 94025, however, the Company may change your position, reporting relationship, duties, and work location from time to time as it deems necessary.

Your compensation will be $24,166.66 per month, less payroll deductions and all required withholdings. An annual performance bonus of up to 20% of your annual salary may be paid at the end of the year and will be decided by the compensation committee of the Board of Directors. You will be paid semi-monthly in accordance with the company’s payroll practice and you will be eligible for the standard Company benefits. Virobay, Inc. may modify compensation and benefits from time to time as it deems necessary.

It will be recommended to the Company’s Board of Directors that you be granted an option to purchase common stock shares in a quantity equal to 1% of the outstanding fully diluted shares of the Company at the fair market value on the date of the grant (the “Option”) is awarded. Twenty-Five percent (25%) shall vest on the one year anniversary of your first day of employment with the Company and the remaining portion of the Option shall vest in equal monthly installments over the three years thereafter. The provisions of any stock option grant shall be subject to the provisions of the Company’s standard form of Stock Option Agreement and Option Grant.

In the event that the Company undergoes a Change in Control and within twelve (12) months following the closing of the Change in Control, the Company terminates your employment without Cause or you terminate your employment due to an Involuntary Termination (as such term is defined below), the vesting of the Option Shares shall accelerate in full such that 100% of the then unvested Option Shares will become immediately vested and exercisable as of your termination date.

For purposes of the Option Shares, an “Involuntary Termination” shall mean your voluntary termination of employment with the Company within thirty (30) days following the occurrence of any of the following events without your written consent and after providing the Company a reasonable opportunity to cure such event: (i) a material reduction or change in your job duties, reporting relationships, responsibilities and requirements inconsistent with your position with the Company and prior duties, reporting relationships, responsibilities and requirements prior to the Change in Control, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is substantially similar to the position held prior to the Change in Control in terms of job duties, responsibilities or requirements shall constitute a material reduction in job responsibilities; (ii) a reduction in your then-current base salary by at least 20%, provided that an across-the-board reduction in the salary level of all other senior executives by the same percentage amount as part of a general salary level reduction shall not constitute such a salary reduction, or (iii) the relocation of your principal place for performance of your Company duties to a location more than thirty (30) miles from the Company’s then current location at the time of the Change in Control.

As a Company employee, you will be expected to abide by Company rules and regulations, acknowledge in writing that you have read the Company’s Employee Handbook, and sign and comply with the attached Proprietary Information and Inventions Agreement which prohibits unauthorized use or disclosure of Company proprietary information.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any confidential documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.

You may terminate your employment with Company at any time and for any reason whatsoever simply by notifying Company. Likewise, Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. As required by law, this offer is subject to satisfactory proof of your right to work in the United States.

This letter, together with your Proprietary Information and Inventions Agreement and stock option agreement forms the complete and exclusive statement of your employment agreement with Virobay, Inc. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. This letter agreement cannot be changed except in a writing signed by you and a duly authorized officer of the Company.

Please, sign and date this letter, and return it to me by June 17th, 2014, if you wish to accept employment at Company under the terms described above. If you accept our offer, we would like you to start on or about June 20th, 2014.

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Yours sincerely,

/s/ Robert Booth
Robert Booth, PhD
CEO
Virobay, Inc.

Accepted:

/s/ James Welch	6/16/14
James Welch	Date